Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into between Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (“Company”), and [Insert name] (“Executive”), effective as of                              ,                 .

BACKGROUND

Executive and Company are party to an [Amended and Restated] Employment Agreement, dated as of                          (as amended from time to time, the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment with Company. Executive and Company wish to amend the terms of the Employment Agreement as set forth herein, and, hereafter, references to the “Employment Agreement,” “Agreement,” “herein,” or words of like import in the Employment Agreement shall refer to the Employment Agreement as amended hereby or by any written subsequent amendment thereto.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. All capitalized terms used herein and not defined herein shall have the respective meanings assigned to them in the Employment Agreement.

2. The fifth sentence of Section 3.1 of the Employment Agreement is amended to read, in its entirety, as follows:

“No later than April 10 during any fiscal year during the Term, Company shall provide Executive with written notice of his Base Salary, bonus plan eligibility and equity incentive awards, if any, for the current fiscal year.”

3. Section 4.1(d) of the Employment Agreement is amended to read, in its entirety, as follows:

“(d) anything to the contrary in any other existing agreement or plan notwithstanding, all outstanding restricted shares granted to Executive that (i) are subject to vesting solely based on the passage of time and Executive’s continued employment shall become immediately vested, and (ii) are subject to vesting based upon the performance of the Company (however measured) shall remain restricted shares under the terms of the applicable restricted share award document (the “Award”) and shall vest or be forfeited in whole or in part under the terms of such Award as if Employee’s employment had not terminated.”

4. Section 4.2(d) of the Employment Agreement is amended to read, in its entirety, as follows:

“(d) anything to the contrary in any other existing agreement or plan notwithstanding, all outstanding restricted shares granted to Executive that (i) are subject to vesting solely based on the passage of time and Executive’s continued employment shall become immediately vested, and (ii) are subject to vesting based upon the performance of the Company (however measured) shall remain restricted shares under the terms of the applicable Award and shall vest or be forfeited in whole or in part under the terms of such Award as if Employee’s employment had not terminated.”

5. The reference to “30 days” in the first sentence of Section 4.7 of the Employment Agreement shall be replaced with “10 days.”

6. Except as amended hereby, all terms and conditions as set forth in the Employment Agreement shall remain in full force and effect.

7. Company agrees to pay all reasonable legal fees and expenses that Executive has incurred in the preparation and negotiation of this Amendment.

8. This Amendment may be executed in a number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, Executive and Company have caused this Amendment to be executed as of the date first above written on this 26th day of February, 2008.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:
Name:
Title:

[Insert name of Executive]

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